Exhibit 10.2

November 17, 2004

Mr. Christopher E. Herald
Solitario Resources Corporation
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado 80033

Re:          Royalty interest pursuant to that Stock Purchase Agreement dated February 2, 2000     between Newmont Peru Limited and Solitario Resources Corporation pertaining to     Minera Los Tapados S.A.; 92-003-0001

Mr. Herald:
In regard to your recent discussions with Mr. Steve Aaker, the following are the terms for this binding Letter of Intent to be effective November 17, 2004 by and between and Solitario Resources Corporation, a Colorado corporation, U.S.A. ("Solitario"); Minera Los Tapados S.A., a Peruvian sociedad anomina ("Tapados"); Minera Yanacocha S.R.L., a company incorporated and existing under the laws of the Republic of Peru ("Yanacocha"); and Minera Chaupiloma Dos de Cajamarca, S.R.L. a company incorporated and existing under the laws of the Republic of Peru ("Chaupiloma"). After execution of this Letter of Intent, the parties shall diligently proceed with the negotiation and execution of a definitive agreement ("Agreement") sufficient to carry out and properly document the terms set out herein, which Agreement shall include such other provisions as are necessary or customary for agreements of this type and as are acceptable to the parties.

1.          Solitario Royalty. Pursuant to the terms of that certain Stock Purchase Agreement dated February 2, 2000, as amended (the "Stock Purchase Agreement"), Tapados granted to Solitario a royalty (the "Solitario Royalty") on the property described in the attached Exhibit A (the "Royalty Property"), which royalty is evidenced by two separate Royalty Grants dated November 22, 2000 (the "Royalty Grants"). Pursuant to the First Amendment to Stock Purchase Agreement dated April 26, 2000, the Anna Gabrielle Claims 48 and 49 have been replaced with San Pablo 21 and 22 on the attached Exhibit A. The execution of the Agreement shall be subject to obtaining all required regulatory approvals, including, without limitation, the approval of the Toronto Stock Exchange.

2.          Tapados Assignment. By separate conveyances, Tapados conveyed a portion of the Royalty Property to Yanacocha (the "Yanacocha Property") and the remainder of the Royalty Property to Chaupiloma (the "Chaupiloma Property").

3.          Amended Royalty Rate. The "Applicable Percentage" of Net Smelter Returns under the Solitario Royalty shall be amended as follows:

          a.     Heap leach ores. For gold recovered by heap leach processing, the lesser of the sliding scale royalty set out below (the "Base Rate"), or a royalty such that the royalty to Solitario plus any government royalty required to be paid in Peru is no more than 5.25% NSR unless the gold price is greater than $500 per ounce, in which case then a royalty such that the royalty to Solitario plus any royalty due to the government is no more than 5.75% NSR.

Base Rate:Gold price/oz. Less than $320 Equal to or greater than $320 and less than $360 Equal to or greater than $360 and less than $400 Equal to or greater than $400	NSR Royalty 2% 3% 4% 5%

          b.     Dore end-product, non-flotation mill ores. For gold recovered as dore in a non-flotation mill, the lesser of the Base Rate, or a royalty such that the royalty to Solitario plus any government royalty required to be paid in Peru is no more than 4.5% NSR unless the gold price is greater than $500 per ounce, in which case then a royalty such that the royalty to Solitario plus any royalty due to the government is no more than 5% NSR.

          c.     Concentrate-producing, Cu-Au flotation mill ores. For gold recovered in a concentrate producing, copper-gold flotation mill, the lesser of the Base Rate, or a royalty such that the royalty to Solitario plus any government royalty required to be paid in Peru is no more than 3.5% NSR unless the gold price is greater than $500 per ounce and the copper price is greater than a PPI-indexed price of $1.50 per pound, in which case then a royalty such that the royalty to Solitario plus any royalty due to the government is no more than 4% NSR.

          d.     Copper. For copper, the lesser of 2% NSR, or a royalty such that the royalty to Solitario plus any government royalty required to be paid in Peru is no more than 3.5% NSR unless the copper price is greater than a PPI-indexed price of $1.50 per pound, in which case then a royalty such that the royalty to Solitario plus any royalty due to the government is no more than 4% NSR.

          e.     Silver. For silver, the lesser of 3% NSR, or a royalty such that the royalty to Solitario plus any government royalty required to be paid Peru is no more than 4.5% NSR unless the gold price is greater than $500 per ounce, in which case then a royalty such that the royalty to Solitario plus any royalty due to the government is no more than 5% NSR.

4.          Work Commitment. Yanacocha and/or Chaupiloma shall spend Four Million Dollars (US$4,000,000) in "Exploration Expenditures" on the Royalty Property in accordance with the following schedule. One or both of Yanacocha and/or Chaupiloma may be involved in satisfying the work commitment, and the expenditures of each will be aggregated to satisfy the commitment:

Period Between 1/1/05 to 12/31/06 Between 1/1/07 to 12/31/08 Between 1/1/09 to 12/31/10 Between 1/1/11 to 12/31/12	Amount US$1,000,000 US$1,000,000 US$1,000,000 US$1,000,000	Cumulative US$1,000,000 US$2,000,000 US$3,000,000 US$4,000,000

"Exploration Expenditures" will include all expenses incurred toward ascertaining the existence, location, quantity, quality or commercial value of mineral deposits in, under, upon or which may be produced from the Royalty Property including, without limitation, expenses for geophysical surveys, drilling, sampling, assaying and geochemical analysis, metallurgical and engineering work, geological consultants, assessment and/or maintenance payments for the Royalty Property. Excess Exploration Expenditures in any given period shall apply to future years' commitments. Any shortfall in Exploration Expenditures shall be satisfied by a cash payment to Solitario. The time periods for completing Exploration Expenditures shall be extended to the extent of any delays created by an event of force majeure, including without limitation, the inability to secure or maintain safe surface access or obtain government permits on reasonable terms.

5.          Right of First Refusal. Tapados [-or- each of Yanacocha as to the Yanacocha Property and Chaupiloma as to the Chaupiloma Property] shall have a right of first refusal with respect to any bona fide proposed sale, directly or indirectly, by Solitario of all or any portion of the Solitario Royalty. Such right shall permit Tapados [-or- each of Yanacocha as to the Yanacocha Property and Chaupiloma as to the Chaupiloma Property] to purchase such interest on the terms offered by any third party, which Solitario is willing to accept, and shall be exercised, if at all, within 30 days after written notice from Solitario of such offer. This preferential purchase right shall not apply to transfers to affiliated or related companies, to corporate reorganizations, mergers, amalgamations, or the sale of all or substantially all of the stock of Solitario, provided that the Solitario Royalty does not constitute the principal asset of Solitario at the time of such sale.

6.          Reports. Yanacocha and/or Chaupiloma shall provide Solitario with timely reports of all activities conducted to satisfy the Work Commitment under the Agreement, together with all data and an accounting of the Exploration Expenditures. These reports shall be provided once a year prior to an annual technical review meeting, the timing of which is to be mutually agreed upon Solitario, Yanacocha and/or Chaupiloma.

7.          Confidentiality and Press Releases. Except where regulatory or stock exchange requirements prohibit, as well as for recording a public deed, the terms of this Letter of Intent and the Agreement, and, with respect to Solitario, all reports and data which Solitario obtains pursuant to this Letter of Intent and the Agreement, are to be held by the parties and their directors, officers, employees, consultants, agents, accountants, legal counsel, financing sources and those of its direct and indirect wholly-owned subsidiaries and parent companies (herein the "Representatives"), in strict confidence. It being agreed that each such Representative will be informed by the respective party of the confidential nature of this Letter and will agree to be bound by the terms of this Letter and further, that each party will be responsible for any breach of this Letter by its Representatives. If either party makes any public disclosure (e.g., press release) of the existence of this Letter of Intent or the terms herein without the prior written consent of the other, the non-disclosing party may revoke any obligations or agreements made herein. The parties understand that disclosure may be required pursuant to law or regulations of an applicable stock exchange, and, in the event that a party desires to make public disclosure, to the extent legally permissible, the other party shall receive 3 business days to review and approve such disclosure, with such approval not to be unreasonably withheld. The party wishing to make a public disclosure shall make all reasonable edits requested by the other party.

In the event any provision of this Letter of Intent is found to be inconsistent with, or contrary to law, rule or regulation, the latter shall be deemed to control and this Letter of Intent shall be regarded as modified accordingly and, as so modified, shall continue in full force and effect.

Except as expressly set out in this Letter of Intent and the Agreement, the terms of the Stock Purchase Agreement and the Royalty Grants shall not be amended by this Letter of Intent or the Agreement. The parties have the necessary power and authority to enter into this Letter of Intent which shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Any amendments hereto shall be in writing and signed by the parties hereto.

This Letter of Intent is entered into and effective as of the date first written above.

Minera Los Tapados S.A. By: Date: Name: Bruce A. Harvey Title: Manager	Minera Chaupiloma Dos de Cajamarca, S.R.L. By: Date: Name: Title:
Minera Yanacocha S.R.L. By: Date: Name:Carlos Santa Cruz Title:Authorized Representative	Solitario Resources Corporation By: Date: Name: Title:
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Code
010148493
010148593
010148693
010148793
010148893
010148993
010149093
010149193
010149293
010149393
010149493
010149593
010149693
010149793
010149893
010149993
010150993
010151093
010151293
010151393
010151493
010151593
010151693
010166493
010166593
010166693
010166793
010166893
010166993
010167093
010167193
010167293
010167393
010167493
010167593
010085700
010085900
010167893
010167993
010168093
010168193
010168293
010168393
010168493
010168593
010168693
010168793
010168893
010168993
010169093
010169193
010169293
010169393
010169493
010178393
010178493
010178593
010178693
010264193
010082994
010083094
010083194
010083294
010083394
010083494
010083594
010083694
010306595
010306495

Name
Anna Gabrielle Uno
Anna Gabrielle Dos
Anna Gabrielle Tres
Anna Gabrielle Cuatro
Anna Gabrielle Cinco
Anna Gabrielle Seis
Anna Gabrielle Siete
Anna Gabrielle Ocho
Anna Gabrielle Nueve
Anna Gabrielle Diez
Anna Gabrielle Once
Anna Gabrielle Doce
Anna Gabrielle Trece
Anna Gabrielle Catorce
Anna Gabrielle Quince
Anna Gabrielle Dieciseis
Anna Gabrielle Veintiuno
Anna Gabrielle Veintidos
Anna Gabrielle Veinticuatro
Anna Gabrielle Veinticinco
Anna Gabrielle Veintiseis
Anna Gabrielle Veintisiete
Anna Gabrielle Veintiocho
Anna Gabrielle Treintaiseis
Anna Gabrielle Treintaisiete
Anna Gabrielle Treintaiocho
Anna Gabrielle Treintainueve
Anna Gabrielle Cuarenta
Anna Gabrielle Cuarentaiuno
Anna Gabrielle Cuarentaidos
Anna Gabrielle Cuarentaitres
Anna Gabriella Cuarentaicuatro
Anna Gabrielle Cuarentaicinco
Anna Gabrielle Cuarentaiseis
Anna Gabrielle Cuarentaisiete
San Pablo 20
San Pablo 21
Anna Gabrielle Cincuenta
Anna Gabrielle Cincuentaiuno
Anna Gabrielle Cincuentaidos
Anna Gabrielle Cincuentaitres
Anna Gabrielle Cincuentaicuatro
Anna Gabrielle Cincuentaicinco
Anna Gabrielle Cincuentaiseis
Anna Gabrielle Cincuentaisiete
Anna Gabrielle Cincuentaiocho
Anna Gabrielle Cincuentainueve
Anna Gabrielle Sesenta
Anna Gabrielle Sesentaiuno
Anna Gabrielle Sesentaidos
Anna Gabrielle Sesentaitres
Anna Gabrielle Sesentaicuatro
Anna Gabrielle Sesentaicinco
Anna Gabrielle Sesentaiseis
Anna Gabrielle Sesentaisiete
Anna Gabrielle Sesentaiocho
Anna Gabrielle Sesentainueve
Anna Gabrielle Setenta
Anna Gabrielle Setenta Y Ocho
Anna Gabrielle Ochentaicuatro
Anna Gabrielle Ochentaicinco
Anna Gabrielle Ochentaiseis
Anna Gabrielle Ochentaisiete
Anna Gabrielle Ochentaiocho
Anna Gabrielle Ochentainueve
Anna Gabrielle Noventa
Anna Gabrielle Noventaiuno
Anna Gabrielle Noventaisiete
Anna Gabrielle Noventaiocho

Registry number
As 001 Ficha 14140
As 001 Ficha 013402
As 001 Ficha 012126
As 001 Ficha 012127
As 001 Ficha 012315
As 001 Ficha 010182
As 001 Ficha 009482
As 001 Ficha 010181
As 001 Ficha 009483
As 001 Ficha 013280
As 002 Ficha 14291
As 001 Ficha 014293
As 001 Ficha 012249
As 001 Ficha 013466
As 001 Ficha 013467
As 001 Ficha 009471
As 001 Ficha 011354
As 001 Ficha 013250
As 001 Ficha 013403
As 001 Ficha 014294
As 001 Ficha 015228
As 001 Ficha 011321
As 001 Ficha 015002
As 001 Ficha 013404
As 001 Ficha 009485
As 001 Ficha 013278
As 001 Ficha 009486
As 001 Ficha 010437
As 001 Ficha 010359
As 001 Ficha 010358
As 001 Ficha 014295
As 001 Ficha 015022
As 001 Ficha 010179
As 001 Ficha 011283
As 001 Ficha 010185
Registration pending
Registration pending
As 001 Ficha 013068
As 001 Ficha 010226
As 001 Ficha 013405
As 001 Ficha 013406
As 001 Ficha 013407
As 001 Ficha 9487
As 001 Ficha 9448
As 001 Ficha 13408
As 001 Ficha 15102
As 001 Ficha 13277
As 001 Ficha 13281
As 001 Ficha 10184
As 001 Ficha 10186
As 001 Ficha 011030
As 001 Ficha 009478
As 001 Ficha 011424
As 001 Ficha 015420
As 001 Ficha 009477
As 001 Ficha 014347
As 001 Ficha 009476
As 001 Ficha 009450
As 001 Ficha 012128
As 001 Ficha 015173
As 001 Ficha 013409
As 001 Ficha 013253
As 001 Ficha 013251
As 002 Ficha 010020
As 001 Ficha 013252
As 001 Ficha 012316
As 001 Ficha 009488
As 001 Ficha 013283
As 001 Ficha 013282